Exhibit 23(a)

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 033-64965, 033-64967, 333-47151, 333-68579, 333-70714, 333-70716, 333-120509, 333-134224, 333-145681, 333-156723 and 333-178380) of Tii Network Technologies, Inc. and subsidiaries of our report dated March 30, 2012 with respect to the consolidated balance sheet of Tii Network Technologies, Inc. and subsidiaries as of December 31, 2011 and the related consolidated statements of operations and comprehensive (loss) income, stockholders’ equity and cash flows for the year then ended, which report is included in the December 31, 2011 Annual Report on Form 10-K of Tii Network Technologies, Inc.

/s/ KPMG llp

KPMG llp

Melville, NY

March 30, 2012